Exhibit 10.5

April 9, 2019

POC Advisory Group, LLC

17 Surro Drive

Framingham, MA 01701

Attention: Mr. Keith Goldstein

Re: Consulting Agreement

Dear Keith:

In accordance with the direction of the Board of Directors, this letter agreement serves as the Second Amendment to the Consulting Agreement entered into as of September 1, 2017 (the “Agreement”) between VerifyMe, Inc. (the “Company”) and POC Advisory Group, LLC (the “Consultant”). The Company agrees to extend the Agreement, as amended by the First Amendment to Consultant Agreement dated March 1, 2018 (the “First Amendment”) for a two-year term effective March 1, 2019 and expiring March 1, 2021 with the following changes:

•	A monthly consulting fee of $14,500 payable on the first calendar day of each month;

•	New five year option grant of 1 million options under the 2017 Equity Incentive Plan, exercisable at $0.195 per share with 500,000 options vesting annually beginning on March 1, 2020, subject to continuing to perform services on each applicable vesting date and subject to execution of the Company’s standard Stock Option Agreement. The options will be exercisable cashlessly and will vest immediately prior to a Change of Control or termination of the Agreement without cause. For the purpose of this letter agreement, notwithstanding the 2017 Equity Incentive Plan, Change of Control has the following meaning and includes each of the following:

o	“Change of Control” means:

(1)       A sale, transfer, or other disposition by the Company through a single transaction or a series of transactions of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities and a replacement of the majority of the members of the Board under Clause (4) below. For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934).

(2)       A sale, transfer, or other disposition through a single transaction or a series of related transactions of all or substantially all of the assets of the Company;

Clinton Square, 75 S. Clinton Ave, Suite 510 | Rochester, NY 14604

Phone: 585-736-9400 |  www.verifyme.com | OTCQB:VRME

(3)       Any consolidation or merger of the Company, unless the consolidation or merger is primarily for the purpose of changing the domicile of the Company;

(4)       Within a 12 month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.

•	Until expiration of this letter agreement, the Consultant agrees that he shall not, directly or indirectly, request, recommend or advise any employee of the Company to terminate his or her employment with the Company, for the purposes of providing services for a Prohibited Business, or solicit for employment or recommend to any third party the solicitation for employment of any individual who was employed by the Company or any of its subsidiaries and affiliates at any time during the one year preceding the termination of this letter agreement and the Agreement.

•	The Consultant agrees that it will not directly or indirectly derive any compensation from any VerifyMe products and services from customers of the Company except through the Agreement, as amended.

•	Sections 1, 2, and 5 of the First Amendment are revoked per the above noted new two-year term and updated monthly consulting fees.

•	Keith Goldstein shall supply all services on behalf of the Consultant and if he fails to do so, the Company may terminate this letter agreement and the Agreement and First Amendment without any liability to the Consultant. For avoidance of doubt, notwithstanding Section 6 of the First Amendment such failure of Keith Goldstein to perform the services shall be Cause.

Clinton Square, 75 S. Clinton Ave, Suite 510 | Rochester, NY 14604

Phone: 585-736-9400 |  www.verifyme.com | OTCQB:VRME

Please execute a copy of this letter agreement evidencing your agreement to its terms.

Sincerely,

/s/ Patrick White

Patrick White, Chief Executive Officer

We hereby agree to the foregoing:

By:	/s/ Keith Goldstein
Keith Goldstein, Manager and
Individually as to the non solicitation of employees.

Clinton Square, 75 S. Clinton Ave, Suite 510 | Rochester, NY 14604

Phone: 585-736-9400 |  www.verifyme.com | OTCQB:VRME